For Immediate Release

U.S. ENERGY CORP. ENTERS INTO PARTICIPATION AGREEMENT IN SOUTH TEXAS

INITIAL DRILLING TO TARGET THE BUDA LIMESTONE FORMATION

RIVERTON, Wyoming – May 8, 2014 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), announced today that it has entered into a Participation Agreement covering lands in Dimmit County, Texas with a private South Texas based oil and gas company (the “Seller”).

Under the agreement, the Company acquired 33% of the Seller’s interest in approximately 12,100 gross (3,384 net) acres.  The acreage consists of 3,870 gross (1,080 net) acres of primary leasehold acreage and 8,080 gross (2,203 net) acres of farm-in acreage, to be earned through a continuous drilling program.  The farm-in acreage has an initial two well commitment and a 12.5% working interest carry for the leaseholder (the “Farmor”) in the first 10 wells.  After 100% payout of all costs for the first 10 wells that are drilled under the farm-in program, the Farmor will back in for their 12.5% retained working interest in the prospect.  The Seller also retained a 25% working interest back-in after 115% of project payout has been received by the Company.  The Company paid $3.9 million to enter into the transaction, which includes leasehold and farm-in acquisition costs as well as our proportionate share of drilling costs for the initial test well in the prospect.  A minimum of three Buda formation wells are scheduled to be drilled during the balance of 2014.  The first well in the program spud the week of May 5th and is currently drilling in the vertical portion of the wellbore.

In addition to the Buda limestone formation, there are multiple stacked hydrocarbon-bearing formations present in this region of South Texas.  The Austin Chalk and Eagle Ford Shale formations will be analyzed during the drilling of the first three Buda formation wells.

“We continue to refine our focus on South Texas due to the multiple hydrocarbon-bearing formation potential in the region.  Our initial tests will target the Buda formation, which we believe is highly prospective in the leasehold.  In keeping with our 2014 budget and plan, this acquisition can increase our net leasehold in the region by 58% to 8,975 net acres.  We have sought acquisitions that are drill ready and we are now participating in three Buda drilling programs.  If successful, we believe that our combined drilling programs could add meaningfully to our production and revenues throughout the year and beyond,” said Keith Larsen, CEO of the Company.

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Press Release
May 8, 2014

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with oil and gas assets located primarily in North Dakota and Texas.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, the Company’s expected future production, revenues and capital expenditures and projects (including projects to be pursued with its industry partners), its drilling and fracing of wells with industry partners and potential additional drilling or development opportunities, its ownership interests in those wells and the oil and natural gas targets or goals for the wells,.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended March 31,2014), all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com